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                                                                      Exhibit 12

              ORANGE AND ROCKLAND UTILITIES, INC. AND SUBSIDIARIES
                 RATIO OF EARNINGS TO FIXED CHARGES--SEC METHOD

                                                                       Twelve
                                            Year Ended Dec. 31,     Months Ended
                                          ------------------------    Sept. 30,
                                          1995(1)        1996(1)        1997(1)
                                          -----------  -----------  ------------
                                                (Dollars in Thousands)
EARNINGS:
Net Income from Continuing Operations      $37,766        $48,147       $41,566
Federal Income Tax                          23,374         25,705        21,458
Fixed Charges                               34,911         33,509        34,370
                                            ------         ------        ------
   Total Earnings Available                $96,051       $107,361       $97,394
                                           =======       ========       =======

FIXED CHARGES:
Interest on Long-Term Debt                 $26,621        $24,221       $24,196
Amortization of Debt Expense,
  Discount and Premium                       1,393          1,462         1,586
Other Interest                               4,908          5,748         6,581
Interest Factor on Rental Expense            1,989          2,078         2,007
                                             -----          -----         -----
   Total Fixed Charges                     $34,911        $33,509       $34,370
                                           =======        =======       =======

Ratio of Earnings to Fixed Charges(2)         2.75           3.20          2.83
                                              ====           ====          ====

(1) Effective August 1, 1997, the accounts receivable, with certain exceptions, and contracts with customers and related agreements of NORSTAR Partnership were sold. In accordance with Accounting Principles Board Opinion No. 30, the consolidated financial statements of the Company at September 30, 1997 reported the results of NORSTAR Partnership as "Discontinued Operations," and the results of all prior periods presented herein have been restated to conform with the current period classifications.

(2) For purposes of computing the ratio of earnings to fixed charges, earnings are defined as the sum of pre-tax income from continuing operations plus fixed charges. Fixed charges consist of all interest expense (before allowance for borrowed funds used during construction), one-third of rent expense (which approximates the interest component of such expense) and amortization of debt expense.


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